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                                                                    EXHIBIT 99.1

For Immediate Release                    Contact: Timothy J. Reid (785) 295-6695

PAYLESS SHOESOURCE COMMENTS ON BUSINESS CONDITIONS

     TOPEKA, Kan., June 17, 2003 -- Payless ShoeSource, Inc. (NYSE:PSS) today reported that the disappointing sales trends seen in May have persisted through the first two weeks of June. The unseasonably cold weather in many parts of the country has depressed consumer demand for sandals, a traditionally important product category for the company in its second quarter. As a result of the weaker than anticipated sales, there is currently a large surplus of seasonal inventory throughout the footwear market. The company expects the market to be increasingly promotional as retailers act aggressively to clear their seasonal product. Payless intends to defend its market share and clear spring and summer merchandise through a series of promotions and more aggressive markdowns.

         Therefore, for the second quarter, the company now expects low double-digit negative same-store sales, with considerable pressure on margins, and net earnings of a nominal loss to a slight profit. The pressure on sales, margins and earnings is likely to persist in the second half of the year.

         In a separate matter, the company said that its $600 million credit facility, entered into in 2000, consisting of a $400 million term loan and a line of credit of $200 million, requires the company to comply with various financial and other covenants. As of May 3, 2003, the company is in compliance with all of the covenants under the Credit Facility. However, based on current expectations, at the end of the second quarter ending August 2, 2003, the company would not meet the most restrictive of those covenants, which is the maintenance of a fixed charge coverage ratio, as defined in the credit agreement. The company intends to amend its fixed charge coverage ratio requirement. In addition, the company is evaluating its capital structure.

         While there can be no assurances that the company will be successful in these efforts, the company believes it will be able to amend the Credit Facility based on its positive cash flow from operations, the company's history of paying down borrowings faster than required and its ample coverage levels under the other covenants.

         The company's outstanding indebtedness on its term loan declined to $200.0 million as of May 3, 2003, from $293.3 million as of May 4, 2002. As of May 3, 2003, no amounts were drawn against the company's $200.0 million line of credit. The availability under the line of credit has been reduced, however, by $13.4 million in outstanding letters of credit.

         Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,005 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.comsm, at www.payless.com.

This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations. Please refer to the company's 2002 Annual Report, Form 10-K for the fiscal year ended February 1, 2003, and the press release of February 28, 2003 regarding full year 2002 results for more information on these and other risk factors that could cause actual results to differ. In addition, severe acute respiratory syndrome (SARS) or other illnesses could cause a disruption in the company's supply chain or consumer purchasing patterns. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.